Trimble Announces Updated Financial Guidance and
                     Amendment to Ease Senior Debt Covenants

SUNNYVALE, Calif., September 17, 2002 - Trimble (Nasdaq: TRMB) today announced that it now expects to report revenues of approximately $110 - $112 million and adjusted earnings per share (EPS) between $0.04 and $0.07 for its fiscal third quarter ending September 27, 2002. Previous guidance given in the Company's July 24, 2002 earnings release and subsequent conference call was for revenues of $114 - $117 million and adjusted EPS of $0.15 - $0.20.

The Company revised its guidance due to two separate issues that arose during the month of September. First, Trimble experienced shipping delays of its recently announced GeoExplorer(R) CE series GPS handheld for mobile mapping and GIS applications. These delays resulted from the inability of the Company's display supplier to provide adequate quantities to meet demand due to short-term yield problems. The problem is being addressed and the Company believes shipments will begin in October. The direct impact of this shipping delay on the third quarter's results was the deferral of approximately $2.4 million in orders, which the Company now expects to ship in the fourth quarter. This negatively impacted adjusted EPS by approximately ($0.05) for the third quarter.

The second issue affecting the quarter was a $1.65 million charge resulting from the write-off of receivables due to the bankruptcy filing of a Japanese distributor. This negatively impacted third quarter earnings by approximately ($0.06).

"We believe the impact of the delayed delivery of a component for our GeoExplorer(R) CE product and the write-off of receivables associated with the bankruptcy of one of our Japanese distributors will be limited to the third quarter," said Steven W. Berglund, president and chief executive officer. "We remain encouraged by the performance in a number of our businesses including machine control, land survey and components. A stream of new products is fueling these three businesses, which are all tracking on or above our expectations this quarter. In particular, the new land survey products launched in late August have received very positive feedback from our dealers and customers. With the full quarter revenue effects of the new land survey products and the GeoExplorer(R) CE handheld, we believe that our fourth quarter results will be stronger than both the third quarter of 2002 and the fourth quarter of 2001."

Amendments to Senior Bank Debt Covenants

Separately, the Company also announced that it has reached an agreement to ease the financial restrictions under the covenants associated with its senior bank debt facility. The amendments take affect immediately and continue through the expiration of the term in July 2004. The Company will file an 8-K regarding the amendment to its debt covenants.

"This agreement brings the covenants associated with our senior debt in-line with the current business model," said Mary Ellen Genovese, chief financial officer. "The eased restrictions will provide the Company with increased financial flexibility needed when making business decisions and evaluating growth opportunities."

About Trimble

Trimble is a leading innovator of Global Positioning System (GPS) technology. In addition to providing advanced GPS components, Trimble augments GPS with other positioning technologies, as well as wireless communications and software, to create complete customer solutions. Trimble's worldwide presence and unique capabilities position the Company for growth in emerging applications including surveying, automobile navigation, machine guidance, asset tracking, wireless platforms, and telecommunications infrastructure. Founded in 1978 and headquartered in Sunnyvale, Calif., Trimble has more than 2,000 employees in more than 20 countries worldwide. For an interactive look at Company news and products, visit Trimble's Web site at http://www.trimble.com.

Certain statements made in this press release are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, including those related to our revenue and adjusted EPS projections, the impact of the bankruptcy filing of one of our Japanese distributors, the shipping delay of the GeoExplorer(R) CE, and the success of our new products. These forward looking statements are subject to change, and actual results may differ from those set forth in this press release due to certain risks and uncertainties, including the delivery of needed components by third-party suppliers, the ability to find a suitable distributor for the Company's products in Japan, overall economic trends affecting the end markets that we serve, market acceptance of new product offerings and continued demand for existing products. These and other risks are detailed from time to time in reports filed with the SEC, including its quarterly reports on Form 10-Q and its annual report on Form 10-K.